ws6112





August 8, 2001






Islamic Global Equity Fund
21 Milk Street
Boston, MA  02109

Ladies and Gentlemen:

         With respect to our investment through you for our account in the amount of US$100,000 (the "Initial Investment"), we hereby advise you that we are purchasing such Shares for investment purposes without any present intention of withdrawing or reselling.

                                  Very truly yours,

                                  Brown Brothers Harriman Trust Company, LLC



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